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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                                DENNIS M. DONOVAN

                                       AND

                              THE HOME DEPOT, INC.


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                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                                DENNIS M. DONOVAN
                                       AND
                              THE HOME DEPOT, INC.

                                TABLE OF CONTENTS

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                                                                                                            PAGE
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1. EMPLOYMENT ......................................................................................          1
2. PERIOD OF EMPLOYMENT ............................................................................          1
3. DUTIES DURING THE PERIOD OF EMPLOYMENT ..........................................................          1
         3.1 DUTIES ................................................................................          1
         3.2 SCOPE .................................................................................          1
4. COMPENSATION AND OTHER PAYMENTS .................................................................          1
         4.1 SALARY ................................................................................          1
         4.2 MAKE WHOLE PAYMENT ....................................................................          2
         4.3 ANNUAL BONUS ..........................................................................          2
         4.4 ANNUAL STOCK OPTION GRANTS ............................................................          3
         4.5 PAYMENT OF PROFESSIONAL FEES ..........................................................          3
5. OTHER EXECUTIVE BENEFITS ........................................................................          4
         5.1 VACATION ..............................................................................          4
         5.2 REGULAR REIMBURSED BUSINESS EXPENSES ..................................................          4
         5.3 BENEFIT PLANS .........................................................................          4
         5.4 RELOCATION ............................................................................          4
         5.5 PERQUISITES ...........................................................................          5
6. TERMINATION .....................................................................................          5
         6.1 DEATH OR DISABILITY ...................................................................          5
         6.2 BY THE COMPANY FOR CAUSE ..............................................................          5
         6.3 BY EXECUTIVE FOR GOOD REASON ..........................................................          6
         6.4 OTHER THAN FOR GOOD REASON OR CAUSE ...................................................          7
         6.5 NOTICE OF TERMINATION .................................................................          7
         6.6 DATE OF TERMINATION ...................................................................          7
7. OBLIGATIONS OF THE COMPANY UPON TERMINATION .....................................................          7
         7.1 TERMINATION BY THE COMPANY FOR CAUSE OR RESIGNATION OTHER THAN FOR GOOD REASON ........          7
         7.2 RESIGNATION FOR GOOD REASON; CHANGE IN CONTROL; TERMINATION WITHOUT CAUSE;
                  DEATH; DISABILITY.................................................................          8
         7.3 RETIREMENT AFTER AGE SEVENTY-TWO ......................................................         10
         7.4 COBRA RIGHTS ..........................................................................         10
         7.5 AUTOMATIC VESTING .....................................................................         10
8. CHANGE IN CONTROL ...............................................................................         10
9. MITIGATION ......................................................................................         10
10. INDEMNIFICATION ................................................................................         11
11. RESTRICTIVE COVENANTS ..........................................................................         11
         11.1 CONFIDENTIAL INFORMATION .............................................................         11
         11.2 NON-COMPETE AND NON-SOLICITATION .....................................................         11



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
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12. REMEDY FOR VIOLATION OF SECTION 11 .............................................................         12
13. WITHHOLDING ....................................................................................         12
14. ARBITRATION ....................................................................................         12
15. REIMBURSEMENT OF LEGAL EXPENSES ................................................................         13
16. TAXES ..........................................................................................         13
17. SUCCESSORS .....................................................................................         14
18. REPRESENTATIONS ................................................................................         14
19. MISCELLANEOUS ..................................................................................         15


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                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement"), by and between The Home Depot, Inc., a Delaware corporation ("Company"), and Dennis M. Donovan ("Executive") is effective as of March 16, 2001 (the "Effective Date"). In consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive agrees to serve the Company, in the capacities described herein during the Period of Employment (as defined in Section 2 of this Agreement), in accordance with the terms and conditions of this Agreement.

         2. PERIOD OF EMPLOYMENT. The term "Period of Employment" shall mean a period beginning on or after the Effective Date which commences on the first business day following termination of Executive's current employment (as of the date Executive executes this Agreement) (the "Employment Date"), which Employment Date shall be no later than thirty-five (35) days after the Effective Date and, unless earlier terminated pursuant to Section 6, ends on December 31, 2005; provided, however, that the Period of Employment shall automatically be extended on a day by day basis effective on and after January 1, 2003 (so that the remaining term shall always be three (3) years) until such date as either the Company or the Executive shall have terminated such automatic extension provision by giving written notice to the other.

         3.       DUTIES DURING THE PERIOD OF EMPLOYMENT.

                  3.1 DUTIES. During the Period of Employment, the Executive shall be employed as the Executive Vice President - Human Resources of the Company. The Executive shall report directly to the Company's Chief Executive Officer (the "CEO") and shall perform such duties as the Executive shall reasonably be directed to perform by the CEO.

                  3.2 SCOPE. During the Period of Employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic, charitable or professional association boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach occasional courses or seminars at educational institutions, or (iii) manage personal investments, so long as such activities under clauses (i), (ii) and (iii) do not interfere, in any substantial respect, with the Executive's responsibilities hereunder.

         4.       COMPENSATION AND OTHER PAYMENTS.

                  4.1 SALARY. During the Period of Employment, the Company shall pay the Executive an annualized base salary of not less than five hundred twenty-five thousand dollars ($525,000) per year (the "Base Salary"). The Executive's Base Salary shall be paid in accordance with the Company's executive payroll policy. The Base Salary shall be reviewed by the Compensation Committee of the Board of Directors of the Company (the "Committee") as soon as practicable after the end of each fiscal year during the Period of Employment, beginning with the fiscal year ending on February 3, 2002. Based upon such reviews, the Committee may increase, but shall not decrease, the Base Salary. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

                  4.2      MAKE WHOLE PAYMENT. The Company shall grant the
Executive:

                           4.2.1 On the Employment Date, a ten (10)-year stock option grant with respect to two hundred fifty thousand (250,000) shares of the Company's common stock, $.05 par value, ("Common Stock"), which shall vest and become exercisable in equal sixty-two thousand five hundred (62,500) share increments on each of the second, third, fourth and fifth anniversaries of the grant date, provided that each tranche shall vest only if the Executive is employed by the Company on that tranche's vesting date, except as otherwise provided in this Agreement. The exercise price for this option shall be the closing price of the Common Stock on the New York Stock Exchange or any successor on which the Company's Common Stock is listed (the "Stock Exchange") as reported in The Wall Street Journal on the grant date. This option grant shall be subject to equitable adjustment (in accordance with the terms of the Company's 1997 Omnibus Stock Incentive
         Plan) for stock splits, stock dividends, and other similar changes in the Company's capitalization after the Effective Date.

                           4.2.2 At the first regularly scheduled meeting of the Committee immediately following the Employment Date, an award of deferred restricted stock units corresponding to three hundred twenty-eight thousand eight hundred twenty-one (328,821) shares of Common Stock. Such award shall vest in equal one-third (1/3) tranches of one hundred nine thousand six hundred seven (109,607) units on each of the first, third and fifth anniversaries of the Employment Date, provided that each tranche shall vest only if the Executive is employed by the Company on that tranche's vesting date, except as otherwise provided in this Agreement. On the April 3 following the fifth anniversary of the Employment Date one (1) share of Common Stock for each deferrable restricted stock unit shall be distributed to the Executive, unless such distribution is further deferred by the Executive by December 31, 2005 or accelerated as hereinafter provided. The Executive shall receive a dividend equivalent cash payment on all vested deferred restricted stock units when dividends are paid to shareholders. Unless otherwise agreed to by the Executive and the Company, the Company shall, within ten (10) days after termination of the Executive's employment for any reason, deliver to the Executive stock certificates representing one (1) share of Common Stock for each vested deferred restricted stock unit for which shares have not yet been distributed to the Executive. This award shall be subject to equitable adjustment for stock splits, stock dividends, and other similar changes in the Company's capitalization after the Effective Date.

                           4.2.3 Within twenty (20) days after the Employment Date, a lump-sum cash payment in the amount of four hundred thirty thousand seven hundred ninety-five dollars ($430,795).

                  4.3 ANNUAL BONUS. Beginning with the Company's fiscal year ending on February 3, 2002, as soon as practicable after the end of each fiscal year, the Committee shall review the Executive's performance under this Agreement as part of Executive's participation under the appropriate bonus plan of the Company as in effect from time to time. The


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Executive's annual bonus shall be at a target of no less than one hundred percent (100%) of the then-current Base Salary of the Executive (the "Target Amount"). The Executive shall be paid his annual bonus no later than other senior executives of the Company are paid their annual bonuses. Unless the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason prior to the end of the fiscal year ending February 3, 2002, the Executive will receive for such fiscal year a bonus of no less than the full Target Amount.

                  4.4      ANNUAL STOCK OPTION GRANTS.

                           4.4.1 On the Employment Date, the Committee shall grant to the Executive ten (10)-year options for seventy thousand (70,000) shares of Common Stock. These options shall vest and become exercisable in four equal increments of seventeen thousand five hundred (17,500), with one tranche vesting on each of the second, third, fourth and fifth anniversaries of the grant date. The exercise price for this option shall be the closing price of the Common Stock on the Stock Exchange as reported in The Wall Street Journal on the grant date. This option grant shall be subject to adjustment (in accordance with the terms of the Company's 1997 Omnibus Stock Incentive Plan) for stock splits, stock dividends, and other similar changes in the Company's capitalization after the grant date.

                           4.4.2 The Committee shall in 2002 and subsequent calendar years grant to the Executive ten (10)-year options for shares of Common Stock. Such annual grants shall be consistent with competitive pay practices generally and appropriate relative to awards made to other senior executives of the Company; provided, however, that each such annual grant shall be for at least ninety thousand (90,000) shares of Company stock, subject to adjustment (in accordance with the terms of the Company's 1997 Omnibus Stock Incentive Plan) for stock splits, stock dividends, and other similar changes in the Company's capitalization after the grant date. The exercise price for these options shall be the closing price of the Common Stock on the Stock Exchange as reported in The Wall Street Journal on the grant date. These option grants shall vest in four equal increments, with one tranche vesting on the second anniversary of the grant date and one tranche vesting on each of the next three anniversaries of the grant date (the "Vesting Scheme"); provided, however, that an annual option grant shall instead vest pursuant to normal Company practice at the time of grant, so long as such then-current practice is no slower than the Vesting Scheme. Any annual option grant may vest subject to a different vesting schedule, so long as such vesting schedule is no slower than the faster of the Vesting Scheme or the then-current normal Company practice at the time of such stock option grant.

                  4.5 PAYMENT OF PROFESSIONAL FEES. The Company shall pay up to fifteen thousand dollars ($15,000) for reasonable professional fees and related expenses for services rendered to the Executive by the Executive's attorneys, accountants and other advisors in connection with the negotiation and preparation of and advice concerning this Agreement and other documents necessary or appropriate to effectuate the terms of this Agreement.


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         5.       OTHER EXECUTIVE BENEFITS.

                  5.1 VACATION. The Executive shall be entitled to five (5) weeks vacation in each calendar year during the Period of Employment, with such rights to carry over vacation, if any, as are afforded to other senior executives of comparable rank.

                  5.2 REGULAR REIMBURSED BUSINESS EXPENSES. The Company shall promptly reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of his duties hereunder during the Period of Employment.

                  5.3 BENEFIT PLANS. The Executive and his eligible family members shall be entitled to participate immediately (except for the Company's 401(k) plan, in which the Executive shall be entitled to participate after satisfying the one (1) year waiting period), on terms no less favorable to the Executive than the terms offered generally to other senior executives of the Company, in any group and/or executive life, hospitalization or disability insurance plan, health program, profit sharing, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) and other fringe benefits (it being understood that items such as stock options are not fringe benefits) of the Company (collectively referred to as the "Benefits"). In the event that any health programs or insurance policies applicable to the Benefits provided hereunder contain a preexisting conditions limitation or a waiting period, the Company shall reimburse the Executive for any COBRA premiums on a tax grossed-up basis. Anything contained herein to the contrary notwithstanding, the Benefits described herein shall not duplicate benefits made available to the Executive pursuant to any other provision of this Agreement. In addition to any other compensation, incentive or benefit plan or arrangement and any perquisite provided under the terms of this Agreement, the Executive shall be entitled to participate in any compensation, incentive and benefit plans and arrangements and all perquisites made available generally to other senior executives of the Company.

                  5.4 RELOCATION. The Company shall pay all costs of relocation of the Executive and his family to the Atlanta metropolitan area in accordance with the Company's relocation policy for senior executives supplemented as follows:

                           5.4.1 The Company shall reimburse the Executive for reasonable temporary living expenses (including reasonable travel expenses for the Executive between his primary residence as of the Effective Date and the Atlanta metropolitan area and up to three (3) house selection trips for the Executive's spouse) for the Executive and his family in the Atlanta metropolitan area for a period not to exceed six (6) months from the Effective Date;

                           5.4.2 The Company will make available to the Executive the opportunity to sell his present primary residence at appraised value through a relocation firm mutually acceptable to the Executive and the Company;

                           5.4.3 The Company shall reimburse the Executive for the closing costs, including without limitation attorneys' fees, inspection fees and all other customary closing costs, for a home in the Atlanta metropolitan area;


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                           5.4.4    All relocation payments and benefits will be
         fully grossed-up for any applicable taxes; and

                           5.4.5 To assist the Executive in the purchase of a home in the Atlanta metropolitan area, the Company will loan the Executive up to three million dollars ($3,000,000) at an annual five and eight-tenths percent (5.8%) interest rate. The payment of such interest shall be forgiven twenty percent (20%) on each of the first five anniversaries of the grant date of the loan. All income taxable to the Executive as a result of any imputed or forgiven interest will be fully grossed-up for any applicable taxes. The loan shall be repaid by the Executive upon the earlier of (i) the fifth anniversary of the grant date of the loan or (ii) ninety (90) days following the termination of the Executive's employment by the Company for Cause or by the Executive without Good Reason.

                  5.5 PERQUISITES. The Company shall provide the Executive such perquisites of employment as are commonly provided to other senior executives of the Company.

         6.       TERMINATION.

                  6.1 DEATH OR DISABILITY. This Agreement and the Period of Employment shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt by the Executive of such written notice given at any time after a period of one hundred twenty (120) consecutive days of Disability or a period of one hundred eighty (180) days of Disability within any twelve (12) consecutive months, and, in either case, while such Disability is continuing ("Disability Effective Date"); provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means the Executive's inability to substantially perform his duties hereunder, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and the Executive or, if the Company and the Executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by the Executive; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association. Until the Disability Effective Date, the Executive shall be entitled to all compensation provided for under Section 4 and all Benefits provided for under Section 5 hereof. It is understood that nothing in this Subsection 6.1 shall serve to limit the Company's obligations under Subsection 7.2 hereof.

                  6.2 BY THE COMPANY FOR CAUSE. During the Period of Employment, the Company may terminate the Executive's employment immediately for "Cause." For purposes of this Agreement, "Cause" shall mean that the Executive
(i) has been convicted of a felony involving theft or moral turpitude, (ii) has engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to the Executive's employment duties which results in material economic harm to the Company, or (iii) has engaged in willful conduct that constitutes a material violation of any of the Company's (A) mutual attraction policy,


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(B) substance abuse policy, or (C) compliance policies (each as shall be in place from time to time); provided, however, that for the purposes of determining whether conduct constitutes willful gross misconduct or willful conduct or whether neglect constitutes willful gross neglect, no act or omission on Executive's part shall be considered "willful" unless it is done by the Executive in bad faith and without reasonable belief that the Executive's action or inaction was in the best interests of the Company. Notwithstanding the foregoing, the Company may not terminate the Executive's employment for Cause unless (a) a determination that Cause exists is made and approved by a majority of the Company's Board of Directors (the "Board"), (b) the Executive is given at least thirty (30) days' written notice of the Board meeting called to make such determination, and (c) the Executive and his legal counsel are given the opportunity to address such meeting.

                  6.3      BY EXECUTIVE FOR GOOD REASON. During the sixty
(60)-day period immediately following the occurrence during the Employment Period of any of 6.3.1 through 6.3.6 below, the Executive may terminate his employment hereunder for Good Reason upon fifteen (15) days' written notice to the Company. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's prior written consent:

                           6.3.1 The cessation, for any reason whatsoever, including, without limitation, the death, disability, resignation or removal of Robert L. Nardelli, of the Executive's direct and exclusive reporting relationship to Robert L. Nardelli;

                           6.3.2 Assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Company or any successor thereto which results in a significant diminution in such position, authority, duties or responsibilities, excluding any isolated and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive;

                           6.3.3 Any failure by the Company or any successor thereto to comply with any of the material provisions of this Agreement including but not limited to the provisions of Section 4, 5, 7, 8 or 10 of this Agreement other than an isolated and inadvertent failure not committed in bad faith and which is remedied by the Company within ten
         (10) days after receipt of notice thereof given by the Executive;

                           6.3.4 The Executive being required to relocate to a principal place of employment more than twenty-five (25) miles from his principal place of employment with the Company in Atlanta, Georgia;

                           6.3.5    Delivery by the Company of a notice
         discontinuing the automatic extension provision of Section 2 of this Agreement; or

                           6.3.6 Any termination or purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.


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                  6.4      OTHER THAN FOR GOOD REASON OR CAUSE. The Executive or
the Company may terminate this Agreement for any reason other than for Good Reason or Cause, respectively, upon thirty (30) days' written notice to the Company or Executive, as the case may be. If the Executive terminates this Agreement for any reason, he shall have no liability to the Company or its subsidiaries or affiliates as a result thereof. Any termination by the Company under this Subsection 6.4 shall be subject to the terms of Section 7 hereof.

                  6.5 NOTICE OF TERMINATION. Any termination by the Company or by the Executive shall be communicated by a Notice of Termination to the other party hereto given in accordance with Subsection 19.2 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail, if necessary, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.

                  6.6 DATE OF TERMINATION. "Date of Termination" means the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

         7. OBLIGATIONS OF THE COMPANY UPON TERMINATION. The following provisions describe certain obligations of the Company to the Executive under this Agreement upon termination of his employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Company, or under any compensation or benefit plan, program, policy or practice of the Company.

                  7.1 TERMINATION BY THE COMPANY FOR CAUSE OR RESIGNATION OTHER THAN FOR GOOD Reason. In the event this Agreement terminates by reason of the termination of the Executive's employment by the Company for Cause or by reason of the resignation of the Executive other than for Good Reason the following shall occur:

                           7.1.1 The Company shall pay to the Executive all Accrued Obligations (as defined below) in a lump sum in cash within thirty (30) days after the Date of Termination. "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (i) the Executive's Base Salary through the Date of Termination to the extent not theretofore paid, (ii) except as otherwise previously requested by the Executive, the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid.


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                           7.1.2    Upon a termination by the Company for Cause,
         all options on Common Stock or any other Company stock (whether or not then exercisable) shall immediately lapse and become null and void on and as of the Date of Termination.

                           7.1.3 Upon a resignation by the Executive other than for Good Reason, all unvested options on Common Stock or any other Company Stock shall immediately lapse and become null and void on and as of the Date of Termination. All options on Common Stock or other Company Stock which were vested as of the Date of Termination shall remain exercisable only through the 90-day period immediately following the Date of Termination.

                           7.1.4 Unless otherwise agreed to by the Executive and the Company, the Company shall, as described in Subsection 4.2.2, deliver to Executive stock certificates representing one (1) share of Common Stock for each vested deferred restricted stock unit for which shares have not yet been distributed to the Executive. All restricted stock and all deferred stock units which were unvested as of the Date of Termination shall immediately lapse and become null and void on and as of the Date of Termination.

                  7.2 RESIGNATION FOR GOOD REASON; CHANGE IN CONTROL; TERMINATION WITHOUT CAUSE; DEATH; DISABILITY. If (i) the Company shall terminate the Executive's employment other than for Cause, (ii) the Executive shall terminate his employment for Good Reason or for any reason within twelve (12) months after a Change in Control or (iii) the Executive's employment shall terminate due to death or be terminated by the Company due to Disability, the Executive shall receive in addition to the Accrued Obligations, the following:

                           7.2.1 Salary and Target Bonus continuation for twenty-four (24) months from the Date of Termination, payable at intervals in accordance with the normal pay practices of the Company;

                           7.2.2 Immediate full vesting of (i.e., full exercisability for) any options previously granted and not yet vested as of the Date of Termination, including but not limited to any such options granted under Subsection 4.2.1 or Subsection 4.4;

                           7.2.3 Continued exercisability, through the end of their respective full original terms, for all vested options, whether previously vested or vesting under Subsection 7.2.2;

                           7.2.4 Within ten (10) days after the Date of Termination, delivery of one or more stock certificates representing all shares of vested restricted stock and all vested deferred restricted stock units for which shares have not yet been distributed to the Executive, including the shares described in Subsection 7.2.5;

                           7.2.5    Immediate full vesting of all other
         otherwise unvested shares of restricted stock of the Company, deferred stock units or other equity-based awards (if any) previously awarded to the Executive, with immediate termination of all restrictions on such awards;


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

                           7.2.6 Receipt of any other compensation, benefits, vacation pay and expense reimbursements accrued or earned and vested (if applicable) by the Executive as of the Date of Termination (but not duplicative of the Accrued Obligations); and

                           7.2.7 For twenty-four (24) months after the Date of Termination, the Company shall continue Benefits to the Executive and/or the Executive's eligible family members at least equal to those which would have been provided to them in accordance with Subsection
         5.3 of this Agreement if the Executive's employment had not been terminated, including (but not by way of limitation) health insurance and life insurance.

                           7.2.8 For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if:

                                    7.2.8.1  Any "person" (as defined in
                  Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose, (i) the Company or any subsidiary of the Company, or
                  (ii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than twenty percent (20%) of the combined voting power of the Company's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

                                    7.2.8.2  During any two (2) consecutive
                  years (not including any period beginning prior to the Effective Date), individuals who at the beginning of such two
                  (2) year period constitute the Board of Directors of the Company and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this definition of Change in Control) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director being referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; or

                                    7.2.8.3  Consummation of a reorganization,
                  merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

                                    7.2.8.4  Approval by the stockholders of the
                  Company of a complete liquidation or dissolution of the Company.

                  7.3 RETIREMENT AFTER AGE SEVENTY-TWO. Termination of the Executive's employment due to involuntary retirement on or after the Executive reaching age seventy-two (72) will not be a termination of employment covered by Subsection 7.2.

                  7.4 COBRA RIGHTS. It is understood that the Executive's rights under this Section 7 are in lieu of all other rights which the Executive may otherwise have had upon termination of employment under this Agreement; provided, however, that no provision of this Agreement is intended to adversely affect the Executive's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985.

                  7.5 AUTOMATIC VESTING. For the avoidance of doubt, the parties hereby confirm that all options, deferred restricted stock units and shares of Company (or successor) stock granted to Executive by the Company (or any successor of the Company) hereunder or otherwise shall automatically vest to the extent not already fully vested upon the first to occur of any of the following events: (a) the vesting of such options, units or shares in accordance with the terms of such grants; (b) Executive's death; (c) termination of employment by the Company due to Disability, as described in Subsection 6.1; (d) termination of employment by Executive for Good Reason, as described in Subsection 6.3; (e) termination of employment by the Company other than for Cause; or (f) the occurrence of a Change in Control.

         8. CHANGE IN CONTROL. In the event of a Change in Control of the Company, (i) all prior grants to the Executive of stock options, restricted stock, deferred restricted stock units or other equity-based awards (including, but not limited to, grants under subsections 4.2.1, 4.2.2, and 4.4) shall become fully vested and exercisable (and, if applicable, shall remain exercisable through the end of their respective full original terms); and (ii) the Executive shall be entitled to receive any other Change-in-Control protection applicable to other senior executives of the Company, except to the extent that the application thereof would reduce the Executive's rights or benefits under this Agreement.

         9. MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Any severance benefits payable to the Executive shall not be subject to reduction for any compensation received from other employment.

         10. INDEMNIFICATION. The Company shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company on the Effective Date. In addition, the Executive shall be indemnified by the Company against liability as an officer of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law. The Executive's rights under this Section 10 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

         11.      RESTRICTIVE COVENANTS.

                  11.1 CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, or any of its subsidiaries, affiliates and businesses, which shall have been obtained by the Executive pursuant to his employment by the Company or any of its subsidiaries and affiliates (the "Confidential Information"). The immediately prior sentence shall not apply to Confidential Information which has become public knowledge, unless such Confidential Information became public knowledge due to acts by the Executive or his representatives in violation of this Agreement. After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Subsection 11.1 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                  11.2 NON-COMPETE AND NON-SOLICITATION. During the Period of Employment and for a period of two (2) years immediately thereafter, the Executive covenants and agrees as follows:

                           11.2.1 He shall not, without the prior written consent of the Company, Participate (as defined below) in the management of the following entities and each of their subsidiaries:

                                    -        Lowe's Companies, Inc. (including,
                                             but not limited to, Eagle Hardware
                                             and Garden);

                                    -        Hechinger Investment Company, Inc.
                                             (including, but not limited to,
                                             Home Quarters, Hechinger, and
                                             Builder's Square);

                                    -        Payless Cashways, Inc.;

                                    -        Sears (including, but not limited
                                             to, Orchard Supply and Hardware
                                             Company);

                                    -        Home Base, Inc.; and

                                    -        Menard, Inc.

                           For purposes of this Subsection 11.2.1 "Participate" shall mean: (A) holding a position in which the Executive directly manages such a business entity; (B) holding a position in which anyone else who directly manages such a business entity is in the Executive's reporting chain or chain-of-command, regardless of the number of reporting levels between them; or (C) providing input, advice, guidance, or suggestions regarding the management of such a business entity to anyone responsible therefor.

                           11.2.2 He shall not directly or indirectly solicit or encourage any employee of the Company who was an employee of the Company as of the Executive's Date of Termination, to leave the Company or accept any position with any other entity.

                           11.2.3 He shall not directly or indirectly contact any then-existing customers or vendors of the Company for the purpose of soliciting or encouraging such customers or vendors to alter their relationship with the Company in any way that would be adverse to the Company.

         12. REMEDY FOR VIOLATION OF SECTION 11. The Executive acknowledges that the Company has no adequate remedy at law and will be irreparably harmed if the Executive breaches or threatens to breach the provisions of Subsections 11.1, 11.2.1, 11.2.2 or 11.2.3 of this Agreement, and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of such Section or Subsection and that the Company shall be entitled to specific performance of the terms of such Section or Subsection in addition to any other legal or equitable remedy it may have. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

         13. WITHHOLDING. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding, at the time payments are actually made to the Executive and received by him, of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided that it is satisfied that all requirements of law as to its responsibilities to withhold such taxes have been satisfied.

         14. ARBITRATION. Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive, except (i) as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, (ii) as required by law, (iii) by Executive, as necessary to manage his personal affairs and then such disclosure may only be to his immediate family and legal and financial advisors or (iv) by the Company as necessary to manage its business affairs and then such disclosure may only be to its legal and financial advisors. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Atlanta, Georgia or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder.

         15. REIMBURSEMENT OF LEGAL EXPENSES. In the event that the Executive is successful, whether in mediation, arbitration or litigation, in pursuing any claim or dispute involving the Executive's employment with the Company, including any claim or dispute relating to (i) this Agreement, (ii) termination of the Executive's employment with the Company or (iii) the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall promptly reimburse the Executive for all costs and expenses (including, without limitation, attorneys' fees) relating solely, or allocable, to such successful claim. In any other case, the Executive and the Company shall each bear all their own respective costs and attorneys' fees.

         16. TAXES. In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, the Executive under this Agreement and under all other plans, programs and arrangements of the Company (the "Aggregate Payment") is determined to constitute a "parachute payment," as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Code, as amended ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 16 shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of the Executive's Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial payment to the Executive under this Section 16 has been made, the Company shall pay to the Executive an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount determined by the Auditor so as to make the Executive whole, on an after-tax basis, with respect to such Excise Tax (and any interest and penalties thereon) and such additional amount paid by the Company. In the event the amount of the Executive's Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which an initial payment to the Executive has been made, the Executive shall, as soon as practical after the determination is made, pay to the Company the amount of the overpayment by the Company, reduced by the amount of any relevant taxes already paid by the Executive and not refundable, all as determined by the Auditor. The Executive and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by the Executive in connection therewith shall be paid by the Company promptly upon notice of demand from the Executive.

         17.      SUCCESSORS.

                  17.1 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs and legal representatives.

                  17.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  17.3 The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its business and/or assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company and such successor shall be deemed the "Company" for purposes of this Agreement.

                  17.4 As used in this Agreement, the term "Company" shall include any successor to the Company's business and/or assets as aforesaid.

         18.      REPRESENTATIONS.

                  18.1 The Company represents and warrants that (i) the execution of this Agreement has been duly authorized by the Company, including action of the Board and Committee, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  18.2 The Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not violate any law, regulation, order, judgment or decree or any agreement to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any person or entity that would interfere with this Agreement or his performance of services hereunder, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         19.      MISCELLANEOUS.

                  19.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflicts of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by each of the parties hereto or their respective successors and legal representatives. The terms of this Agreement shall supersede any provisions of any plan, policy or practice of the Company in effect from time to time which would be more restrictive or less beneficial to the Executive or would result in the reduction of the Executive's rights or the Company's obligations under this Agreement.

                  19.2 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                       If to the Executive:  Dennis M. Donovan
                                             Heritage on the Garden - 708
                                             300 Boylston Street
                                             Boston, MA 02116

                        with a copy to:      Robert M. Gault, Esq.
                                             Mintz, Levin, Cohn, Ferris, Glovsky
                                              and Popeo, P.C.
                                             One Financial Center
                                             Boston, MA 02111

                       If to the Company:    The Home Depot, Inc.
                                             2455 Paces Ferry Road
                                             Atlanta, Georgia 30339
                                             Attn: General Counsel

or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  19.3 None of the provisions of this Agreement shall be deemed to impose a penalty.

                  19.4 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  19.5 Any party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

                  19.6 This Agreement supersedes any prior employment agreement or understandings, written or oral between the Company and the Executive and contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

                  19.7 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall be as valid in all respects as an original signature. The Company and the Executive, nevertheless, promptly after execution shall provide each other with an original signed Agreement.

                  19.8 All obligations of either the Company or the Executive which by their terms apply to the period after the termination of this Agreement shall survive its termination.

                  19.9 The undersigned hereby represents that he is duly authorized to execute this Agreement on behalf of the Company and that all necessary approvals of any board, committee, body or other person or entity have been duly obtained.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates written below.


                                       THE HOME DEPOT, INC.



                                       By: /s/ Robert L. Nardelli
                                          --------------------------------------
                                          Robert L. Nardelli
                                          Chief Executive Officer

                                       Effective Date: March 16, 2001



                                       DENNIS M. DONOVAN

                                       By: /s/ Dennis M. Donovan
                                          --------------------------------------
                                       Date: March 16, 2001
                                            ------------------------------------